Exhibit 99.1

Big Bear Mining Corp Releases Results from Initial Drilling Program at the Barlow Gap Project Rattlesnake Hills, Natrona County, Wyoming

Tempe, AZ – March 8, 2011— Big Bear Mining Corp (OTC Bulletin Board: BGBR), a U.S. based exploration company focused on the acquisition and exploration of gold and other precious commodity projects, is pleased to announce initial drill results from its 2010 exploration initiative in the Rattlesnake Hills, Wyoming. Big Bear’s Rattlesnake Hills properties cover geologic settings analogous to those hosting gold, Au, mineralization on the adjacent advanced program of Evolving Gold (EVG).

The Big Bear claim blocks cover approximately 9,000 acres encompassing several Eocene-aged intrusives of the Rattlesnake Hills Volcanic Complex (RHVC).The RHVC is part of the RockyMountainAlkalineGoldProvince that extends from New Mexico to Montana.  World class and less significant past-producing alkaline-associated gold deposits that are part of this province include, among others, the famous Cripple Creek Mining District in Colorado (~27 million ounces of continual gold production from 1880’s to the present, plus ~ 20-million ounce existing low-grade Au resource) . Alkaline gold deposits often occur in groups or districts such as those deposits discovered in Little Rocky Mountain MT, Black Hills, SD, and Cripple Creek, CO. Exploration programs in alkaline volcanic complexes are currently being conducted by Newmont in the Bear Lodge Complex in NE Wyoming and by Evolving Gold on lands adjacent to the Big Bear Dry Creek claims which are located approximately seven miles northeast of the 2010 drilling at the Barlow Gap project.

On the Barlow Gap claim block, Big Bear drilled five late-season core holes (3,500 ft.) to test silicified zones associated with structures within and along contacts of the central quartz latite porphyry intrusion and embedded breccia pipe. Four of the five holes tested silicified zones found to be geochemically anomalous from surface rock chip samples in silver, Ag, (33 samples from 1.0 ppm to 7.7 ppm and nine sample s from 9.8 ppm to 58.3 ppm) and trace Au (seven samples from 20 ppb to 35 ppb and four samples from 63 ppb to 95 ppb).

BG 2010 Drill Holes

Azimuth		Inclination	Total Depth
BG-3	188	50	739
BG-4	188	80	1,039
BG-5	180	50	376.5
BG-6	75	50	437.5

Samples (815) were collected from intervals containing carbonate and lesser quartz veining +/- pyrite. No significant Au mineralized intervals were intercepted; the highest sample returned 295 ppb Au over 2.9 ft. (BG-4, 911.6 -914 ft.).  Silver was greater than 1.0 ppm in 48 sample intervals including 128 ppm Ag over 0.3 ft.(BG-3  891.5 ft. – 891.8 ft.), 4.0 ft. of 10.5 ppm Ag (BG-7 890 ft. – 894 ft.) and 5.0 ft. containing 15.9 ppm Ag (BG-7 903 ft. – 908 ft. EOH).

Big Bear geologists note that what appears to be a large epithermal system with significant alteration and multiple near surface Ag anomalies could contain a hidden or as not yet sampled Au component. Future exploration at the BG Project will focus on the easterly trending structural zone intercepted in BG-7, newly recognized structures delineated from a ground magnetics survey, and the breccia pipes.

CEO Steve Rix, states “We want to remind our shareholders that the drilling process is a methodical search for clues to help determine if the claims upon which the work is being done, warrant more attention. While no significant Au showings exist, we are encouraged that the data we have received from this preliminary late season campaign have yielded notable Ag numbers and additional geological data demanding the continued exploration of the Barlow Gap claim blocks through more drilling this year”.

About Big Bear Mining Corp:

Big Bear Mining Corp. is a US based exploration and development company, focused on the acquisition and development of Gold and other precious commodity projects which demonstrate high probability for near term production. Big Bear is a fully reporting company quoted on the OTCBB under the symbol BGBR.  Website: www.bigbearminingcorp.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, the accomplishment of any of our plans listed for 2011 such as any acquisitions, geophysics, drilling programs or results from such programs, and the timelines within which such items may be accomplished, as referred to in this news release.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

CONTACT:

Ross Silver
(480) 253-0323
ir@bigbearminingcorp.com